Exhibit 10.1

DULUTH HOLDINGS INC.

INDUCEMENT RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is executed as of February 12, 2024, by and between Duluth Holdings Inc., a Wisconsin corporation (the “Company”), and Heena Agrawal (the “Executive”). This Agreement is not subject to the 2015 Equity Incentive Plan of Duluth Holdings Inc. (the “Plan”), but all terms used in this Agreement and not otherwise defined herein shall have the same meanings as set forth in the Plan, which Plan is attached hereto as Exhibit A.

W I T N E S S E T H:

WHEREAS, the Executive is hereby granted Restricted Stock as an inducement material to her employment with the Company under NASDAQ Listing Rule 5635(c)(4), subject to the terms and conditions provided in this Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Terms of Award. The Executive is hereby granted 94,000 shares of Class B Common Stock of the Company subject to the terms of this Agreement (the “Restricted Stock”). The Restricted Period for 50% of such shares (47,000) shall end on February 12, 2024 (the “First Tranche Shares).” The Restricted Period for the remaining 50% of the shares of Restricted Stock (the “Second Tranche”) shall end February 12, 2027, the third anniversary of Executive’s first day of employment. In the event that the Executive’s employment with the Company is terminated for any reason, all vesting of the Second Tranche shall immediately cease. Any of the Restricted Stock which has not become vested shall be referred to herein as “Unvested Stock.” In the event the Executive’s employment with the Company is terminated for any reason, the Executive shall forfeit all Unvested Stock and all of such Unvested Stock shall revert to the Company.

2. Repayment Condition. If Executive voluntarily terminates employment or is terminated by the Company for Cause during the Repayment Period, Executive shall be required to reimburse the Company with respect to the First Tranche Shares pursuant to this Section 2. To the extent Executive, as of the last date of her employment with the Company, still holds the number of Shares corresponding to those required to be surrendered during the applicable Repayment Period (such total number of Shares, the “Repayment Share Number”) on the last day of her employment with the Company, surrender of the same number of Shares (or an adjusted amount in the event of a stock split or reverse stock split in the interim) to the Company shall be sufficient reimbursement under this Section 2 and Executive agrees hereunder to surrender such Shares. To the extent that Executive does not hold Shares equal to the Repayment Share Number as of the last date of her employment with the Company, Executive agrees to surrender of (a) the full number of Shares held by Executive as of the date of her employment with the Company plus (b) an amount in cash equal to (i) the difference between the number of Shares surrendered in (a) and the Repayment Share Number, multiplied by (ii) the amount of proceeds per Share realized (or Fair Market Value in the event of a gift by Executive) by Executive upon disposition of that same number of Shares during the Repayment Period, whereas in the event that tracking of the actual amount of proceeds realized per Share by Executive upon disposition of the Shares is not possible or impracticable, the maximum amounts per Share realized by Executive upon the disposition of Shares during the Repayment Period shall be used for purposes of calculating this reimbursement. In the event Executive is required to reimburse the Company pursuant to this Agreement, Executive hereby agrees to reimburse the Company pursuant to this Section 2 with immediately available funds, no later than thirty (30) days of the last day of her employment with the Company. Executive further agrees that Company may deduct amounts due the Company pursuant to this Agreement from any wages owed by Company to the Executive, to the extent permissible under Section 409A of the Code.

“Repayment Period” means:

for 100% of the First Tranche Shares, the period beginning on February 12, 2024 and ending on February 11, 2025.

for 75% of the First Tranche Shares, the period beginning on February 12, 2025 and ending on February 11, 2026.

for 50% of the First Tranche Shares, the period beginning on February 12, 2026 and ending on February 11, 2027.

3. Dividends and Voting Rights. The Executive shall be entitled to receive any dividends that become payable with respect to such shares of Restricted Stock and shall be entitled to voting rights with respect to such shares of Restricted Stock.

4. Restrictions on Restricted Stock. The Restricted Stock may not be sold, assigned, conveyed, donated, pledged, transferred or otherwise disposed of or encumbered for the Restricted Period. For the avoidance of doubt, these restrictions shall not apply to the First Tranche Shares because the Restricted Period ends on the date of this Agreement.

5. Compliance with Laws and Regulations. The issuance and transfer of Shares in accordance with this Agreement will be subject to compliance by the Company and Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which Shares may be listed at the time of such issuance or transfer. The Company shall have the right to delay the issue or delivery of any Shares until (i) the completion of such registration or qualification of such Shares under any federal or state law, ruling or regulation as the Company shall determine to be necessary or advisable, and (ii) receipt from the Executive of such documents and information as the Committee may deem necessary or appropriate in connection with such registration or qualification.

6. Adjustments. The Restricted Stock granted under this Agreement shall be subject to the provisions of Section 14(a) and 17(a) of the Plan as if they had been granted thereunder in the event of the circumstances described therein.

7. Taxes. The Company may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Restricted Stock or any payments in connection with the Restricted Stock, and the Company may defer making delivery of any Restricted Stock or Shares in respect of Restricted Stock until arrangements satisfactory to the Company have been made with regard to any such payment, reimbursement, or withholding obligation. The Executive may, at his or her election, satisfy his or her obligation for payment of required tax withholding by having the Company retain a number of Shares having an aggregate Fair Market Value on the date the Shares are withheld equal to the amount of the required tax withholding.

8. Complete Agreement. In the event of a conflict between the terms of this Agreement and the Offer Letter dated January 17, 2024, this Agreement shall control.

9. No Right to Service. The granting of Restricted Stock under this Agreement shall not be construed as granting to the Executive any right with respect to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the Executive’s employment at any time.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement providing for a single grant of shares of Restricted Stock; and any counterpart may be delivered to another party by e-mail or facsimile transmission. A facsimile (“fax”) signature to this Agreement, or a signature to this Agreement electronically transmitted in “pdf” format or by email, shall be considered a binding signature and shall have the same force and effect as an original signature.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date and year first above written.

DULUTH HOLDINGS INC.

By:	/s/ Samuel M. Sato
Name: Samuel M. Sato
Its: Chief Executive Officer

The undersigned Executive hereby accepts the foregoing grant of Restricted Stock and agrees to the several terms and conditions hereof.

/s/ Heena Agrawal
Heena Agrawal, Executive